Exhibit 2.9

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCHEX, INC.

VOICESTAR, INC.

AND THE SHAREHOLDERS OF VOICESTAR, INC.

DATED August 9, 2007

TABLE OF CONTENTS

ARTICLE I		1

MERGER		1
1.1	THE MERGER	1
1.2	EFFECTIVE TIME	1
1.3	EFFECT OF THE MERGER	1
1.4	CERTIFICATE OF INCORPORATION; BY-LAWS	2
1.5	DIRECTORS AND OFFICERS	2
1.6	CONVERSION OF SHARES	2
1.7	ADDITIONAL ACTIONS	3
1.8	WITHHOLDING	4

ARTICLE II		4

PAYMENTS AND CLOSING		4
2.1	TOTAL MERGER CONSIDERATION	4
2.2	TIME AND PLACE OF CLOSING	4
2.3	EXCHANGE OF CERTIFICATES	4
2.4	INTENTIONALLY OMITTED	5
2.5	STOCK TRANSFER BOOKS	5
2.6	NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK	5
2.7	CLOSING ESCROW	6
2.8	WORKING CAPITAL LOAN	6
2.9	SIGNING LOAN	6
2.10	MERGER CONSIDERATION ADJUSTMENT	6

ARTICLE III		8

REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
3.1	CORPORATE ORGANIZATION	8
3.2	AUTHORIZATION	9
3.3	CONSENTS AND APPROVALS; NO VIOLATIONS	9
3.4	COMPANY CAPITAL STRUCTURE	10
3.5	SUBSIDIARIES	12
3.6	FINANCIAL STATEMENTS; BUSINESS INFORMATION; INTERNAL CONTROLS	12
3.7	UNDISCLOSED LIABILITIES	13
3.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	13
3.9	LEGAL PROCEEDINGS, ETC.	14
3.10	TAXES	14
3.11	TITLE TO PROPERTIES AND RELATED MATTERS	17
3.12	INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS	18
3.13	CONTRACTS	21
3.14	EMPLOYMENT MATTERS	22
3.15	EMPLOYEE BENEFIT PLANS	25
3.16	COMPLIANCE WITH APPLICABLE LAW	27
3.17	ABILITY TO CONDUCT BUSINESS	27
3.18	MAJOR VENDORS	28
3.19	INSURANCE	28
3.20	BROKERS; PAYMENTS	28
3.21	BANK ACCOUNTS; POWERS OF ATTORNEY	28
3.22	MINUTE BOOKS, ETC.	29
3.23	INTERESTED PARTY TRANSACTIONS	29
3.24	STATE TAKEOVER STATUTES	29
3.25	THIRD PARTY AUDITS AND INVESTIGATIONS	29

i

3.26	ACCOUNTS RECEIVABLE	30
3.27	PROJECTIONS	30
3.28	DISCLOSURE	30

ARTICLE IV		30

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS		30
4.1	AUTHORIZATION; ETC.	30
4.2	PARENT COMMON STOCK	32

ARTICLE V		33

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARENT		33
5.1	CORPORATE ORGANIZATION	33
5.2	AUTHORIZATION	33
5.3	CONSENTS AND APPROVALS; NO VIOLATIONS	34
5.4	SEC REPORTS AND FINANCIAL STATEMENTS	34
5.5	BROKERS; PAYMENTS	35
5.6	DISCLOSURE	35
5.7	VALIDITY OF SHARES	35

ARTICLE VI		36

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		36
6.1	CONDUCT OF BUSINESS OF THE COMPANY	36
6.2	CONDUCT OF BUSINESS OF ACQUISITION CORP.	37
6.3	OTHER NEGOTIATIONS	38

ARTICLE VII		38

ADDITIONAL AGREEMENTS		38
7.1	ACCESS TO PROPERTIES AND RECORDS	38
7.2	TRANSFER OF INTERESTS	38
7.3	REASONABLE EFFORTS; ETC.	38
7.4	MATERIAL EVENTS	39
7.5	FEES AND EXPENSES	39
7.6	SUPPLEMENTS TO DISCLOSURE SCHEDULES	39
7.7	TAX MATTERS	39
7.8	RESTRICTED STOCK GRANTS	42
7.9	REPURCHASE RIGHT	42
7.10	FINANCIAL STATEMENTS	43
7.11	TERMINATION OF SHAREHOLDER VOTING AGREEMENTS	43
7.12	EXERCISE AND TERMINATION OF COMPANY STOCK RIGHTS	43
7.13	RESIGNATION OF OFFICERS AND DIRECTORS	43

ARTICLE VIII		44

COVENANTS OF THE PRINCIPAL SHAREHOLDERS		44

ARTICLE IX		44

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND ACQUISITION CORP.		44
9.1	REPRESENTATIONS AND WARRANTIES TRUE	44
9.2	PERFORMANCE	45
9.3	ABSENCE OF LITIGATION	45
9.4	CONSENTS	45
9.5	ADDITIONAL AGREEMENTS	45
9.6	SHAREHOLDER APPROVAL; DISSENTER’S RIGHTS	46
9.7	DELIVERY OF CERTIFICATES FOR CANCELLATION	46
9.8	CERTIFICATES OF MERGER	46
9.9	TERMINATION	46

9.10	SUPPORTING DOCUMENTS	46
9.11	RELEASE OF LIENS	46

ARTICLE X		47

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS		47
10.1	REPRESENTATIONS AND WARRANTIES TRUE	47
10.2	PERFORMANCE	47
10.3	ABSENCE OF LITIGATION	47
10.4	CONSENTS	47
10.5	ADDITIONAL AGREEMENTS	47
10.6	MERGER CONSIDERATION; ESCROW DEPOSIT	48
10.7	CERTIFICATES OF MERGER	48
10.8	SUPPORTING DOCUMENTS	48

ARTICLE XI		48

TERMINATION		48
11.1	TERMINATION	48
11.2	EFFECT OF TERMINATION	49
11.3	TERMINATION FEE	49

ARTICLE XII		49

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		49
12.1	INDEMNITY OBLIGATIONS	49
12.2	NOTIFICATION OF CLAIMS	50
12.3	DURATION	51
12.4	ESCROW	51
12.5	REGISTRATION RIGHTS	52
12.6	LIMITATIONS	52
12.7	NO CONTRIBUTION	52
12.8	TREATMENT OF INDEMNITY PAYMENTS	53

ARTICLE XIII		53

REGISTRATION RIGHTS		53
13.1	REGISTRABLE SHARES	53
13.2	REQUIRED REGISTRATION	53
13.3	EFFECTIVENESS; SUSPENSION RIGHT	53
13.4	EXPENSES	54
13.5	INDEMNIFICATION	54
13.6	PROCEDURES FOR SALE OF SHARES UNDER REGISTRATION STATEMENT	56

ARTICLE XIV		57

MISCELLANEOUS PROVISIONS		57
14.1	AMENDMENT	57
14.2	WAIVER OF COMPLIANCE	57
14.3	NOTICES	57
14.4	BINDING EFFECT; ASSIGNMENT	58
14.5	NO THIRD PARTY BENEFICIARIES	58
14.6	PUBLIC ANNOUNCEMENTS	58
14.7	COUNTERPARTS	58
14.8	HEADINGS	58
14.9	ENTIRE AGREEMENT	58
14.10	GOVERNING LAW	59
14.11	SEVERABILITY	59
14.12	SPECIFIC PERFORMANCE	59
14.13	CONSTRUCTION	59
14.14	WAIVER OF JURY TRIAL	60

ARTICLE XV		60

DEFINITIONS		60
15.1	CERTAIN DEFINITIONS	60

Exhibits and schedules to the Agreement and Plan of Merger have been omitted. The following is a list of omitted exhibits and schedules which Parent agrees to furnish supplementally to the Commission upon request.

EXHIBITS

A-1	Form of Certificate of Merger (Delaware)
A-2	Form of Certificate of Merger (Pennsylvania)
B	Form of Escrow Agreement
C	Form of Executive Employment Agreement

SCHEDULES

1.2	Merger Consideration/Exchange Ratio
2.3	Distribution of the Merger Consideration
4.1	Capitalization Table
6.1	Conduct of Business of the Company
7.8	Restricted Stock Grants
9.4	Required Third Party Consents
9.9	Termination of Agreements

DISCLOSURE SCHEDULES

3.1	Corporate Organization
3.3	Consents and Approvals; No Violations
3.4	Company Capital Structure
3.6	Financial Statements; Business Information; Internal Controls
3.9	Legal Proceedings, etc.
3.10	Taxes
3.11	Title to Properties and Related Matters
3.12	Intellectual Property; Proprietary Rights; Employee Restrictions
3.13	Contracts
3.14	Employment Matters
3.15	Employment Benefit Plans
3.18	Major Customers
3.19	Insurance
3.20	Brokers; Payments
3.21	Bank Accounts; Powers of Attorney
3.26	Accounts Receivable
3.27	Projections

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of August 9, 2007, by and among Marchex, Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), VoiceStar, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and the undersigned holders of all of the issued and outstanding capital stock of the Company (the “Shareholders”).

WHEREAS, the respective Boards of Directors of the Parent, Acquisition Corp. and the Company have approved the merger of Acquisition Corp. with and into the Company (the “Merger”), pursuant to which the Company will be the surviving corporation and the Shareholders will be entitled to receive the consideration provided for in this Agreement, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Shareholders have signed this Agreement and have signed and delivered herewith to Parent irrevocable proxies or written consents adopting and approving this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

MERGER

1.1 The Merger. Prior to the Effective Time, Parent shall form a wholly-owned Delaware subsidiary to effectuate the transactions contemplated herein, such acquisition subsidiary to be referred to as “Acquisition Corp”. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificates of Merger, the Delaware General Corporation Law (the “DGCL”) and the Pennsylvania Business Corporation Law (the “PBCL”), Acquisition Corp. shall be merged with and into the Company, the separate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles IX and X, the parties hereto shall cause the Merger to be consummated by filing certificates of merger as contemplated by the DGCL and the PBCL in the forms of Exhibit A-1 and Exhibit A-2 attached hereto (the “Certificates of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the PBCL (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the

DGCL and the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation, all without further act or deed.

1.4 Articles of Incorporation; By-Laws.

(a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with PBCL and such Articles of Incorporation.

(b) By-Laws. At Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with PBCL, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

1.5 Directors and Officers. The directors of the Acquisition Corp. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Acquisition Corp. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

1.6 Conversion of Shares.

(a) Conversion of Shares. Each share of Common Stock issued and outstanding as of the Effective Time (other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Subchapter D of Title 15 of the PBCL (“Dissenting Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into an amount in cash equal to the quotient obtained by dividing the Cash Consideration by the total number of Fully Diluted Shares as of the Effective Time. Such resulting quotients are referred to herein as the “Exchange Ratio.” “Fully Diluted Shares” shall be equal to the total number of outstanding shares of Common Stock, immediately prior to the Closing Date, calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and options that are vested and exercisable as of the Effective Time and warrants had been converted or exercised but excluding any convertible debt being paid off at Closing. Schedule 1.2 attached hereto sets forth, with respect to the Merger Consideration, (i) the Exchange Ratio and (ii) the aggregate cash payment to be paid in connection with the Merger to the Shareholders.

(b) Treasury Shares. Each share of Common Stock held in the Company’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

(c) Stock Options. Each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”), which will vest as of the Effective Time, shall be exercised on the Closing Date with the exercise price thereof duly paid to the Company or via a cashless exercise as provided for in such option agreements. In connection with the exercise of any such Company Option, the Company shall withhold the requisite amount for tax purposes provided in Section 1.8 hereof. Each outstanding Company Option, not already vested and outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time without the payment of any consideration therefore, and shall be of no further force and effect, without any assumption thereof.

(d) Warrants. Each Company Warrant shall be (i) exercised on the Closing Date with the exercise price thereof duly paid to the Company or via a cashless exercise as provided for in such warrant agreements or (ii) cancelled at the Effective Time without the payment of any consideration therefore, and shall be of no further force and effect, without any assumption thereof.

(e) Acquisition Corp. Shares. Each share of Acquisition Corp. common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f) Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to each such Dissenting Share pursuant to Subchapter D of Title 15 of the PBCL; provided, however, that Dissenting Shares held by a holder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal as provided in Subchapter D of Title 15 of the PBCL, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive such holder’s Pro Rata Portion of the Merger Consideration in accordance with the procedures specified in Section 2.3(a). The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Subchapter D of Title 15 of the PBCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Subchapter D of Title 15 of PBCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

1.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Acquisition Corp. or the Company acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of Acquisition Corp. or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Acquisition Corp. or the Company, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.8 Withholding. Parent, the Surviving Corporation or the Company shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable pursuant to this Agreement and from any holder or former holder of Company Options with respect to the exercise, cancellation, termination or otherwise disposition of such Company Options, including Company Stock options which have already been exercised, such amounts as Parent, the Surviving Corporation or the Company may be required to pay, deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law resulting from the transactions contemplated herein. To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE II

PAYMENTS AND CLOSING

2.1 Total Merger Consideration. The consideration payable by virtue of the Merger to the holders of shares of the Company’s Common Stock, $0.00001 par value per share (the “Common Stock”) shall consist of $11,350,000 (the “Cash Consideration” or the “Merger Consideration”) less (i) any Company Acquisition Expenses and less (ii) the amount of any Company indebtedness, excluding the Working Capital Loan, greater than $1,134,000.

2.2 Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI and subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles IX and X, at the offices of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington, 98101 unless another date, time or place is agreed to in writing by the Company and the Parent. Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the Company and the Acquisition Corp. shall execute and deliver an agreement or certificate of merger relating to the Merger in accordance with DGCL and PBCL on or before the Closing Date, and shall cause such agreement or certificate of merger to be filed in accordance with DGCL and PBCL on the Closing Date. The date of such Closing is referred to herein as the “Closing Date” and the effective time of such Closing for accounting purposes shall be 12:01 a.m. PST on such date.

2.3 Exchange of Certificates.

(a) At the Closing, certificates representing not less than one hundred percent (100%) of the issued and outstanding shares of Company Common Stock shall be surrendered for cancellation and termination in the Merger. At the Effective Time, each certificate representing issued and outstanding shares of Company Common Stock (each, a “Certificate”) shall be canceled in exchange for the amount of Merger Consideration pursuant to Section 2.1. After payment by the Company (or by Parent as directed by the Company) of all fees and expenses incurred by the Company in connection with this Agreement in accordance with Section 7.5 from the Cash Consideration portion of the Merger Consideration, the remaining Merger Consideration shall be distributed as follows (as set forth on Schedule 2.3) to the extent Certificates have been surrendered at Closing (or thereafter upon surrender of Certificates) the remaining Cash Consideration shall be wired to an account or accounts designated by the Shareholders, less $1,135,000 which shall be placed in escrow to partially secure the obligations pursuant to Article XII hereof (the “Cash Escrow”). Until surrendered in connection herewith, each outstanding Certificate which immediately prior to the Effective Time represented shares of Common Stock shall be deemed for all corporate purposes to evidence ownership of the amount of cash and Stock issuable upon conversion of such shares of Common Stock, but shall, subject to applicable appraisal rights under the PBCL, have no other rights. Subject to appraisal rights under the PBCL, from and after the Effective Time, the holders of shares of Common Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the amount of cash and into which such shares of Common Stock have been converted.

(b) If any cash is to be paid in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the payment of such cash that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper, and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to a holder of shares of Common Stock for cash paid to such holder pursuant to the provisions of Section 1.2(a) of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the cash issuable in exchange therefor pursuant to the provisions of Section 1.2(a) of this Agreement. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.4 Intentionally Omitted.

2.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Stock thereafter on the records of the Company.

2.6 No Further Ownership Rights in Common Stock. The amount of cash delivered upon the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.7 Closing Escrow. At Closing, Parent will deposit in escrow on behalf of the Shareholders the Cash Escrow (the “Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as escrow agent (the “Escrow Agent”), as security for the indemnification obligations under Article XII pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit B attached hereto.

2.8 Working Capital Loan. In connection with the execution hereof, Parent shall loan up to Four Hundred Thousand Dollars ($400,000) in cash to the Company pursuant to a promissory note of even date (the “Working Capital Loan”).

2.9 Signing Loan. In connection with the execution hereof, Parent shall loan Three Million One Hundred Thousand Dollars ($3,100,000) in cash to the Company pursuant to a promissory note of even date (the “Signing Loan” and together with the Working Capital Loan, the “Loans”).

2.10 Merger Consideration Adjustment.

(a) General. As an adjustment to the Merger Considerations, the Shareholders agree to pay to Parent the amount, if any, by which the Final Stated Assets minus the Final Stated Liabilities is less than zero.

(b) Definitions. The following terms, as used herein, have the following meanings:

“Accounting Referee” means a firm of independent regionally or nationally recognized accountants having no material relationship with the Parent or the Company selected by Parent and reasonably acceptable to the Principal Shareholders.

“Closing Balance Sheet” means a balance sheet for the Company as of the close of business on the Closing Date that (i) fairly presents the financial position of the Company as at the close of business on the Closing Date, and (ii) is prepared in accordance with GAAP consistently applied.

“Closing Net Worth” means Closing Stated Assets minus Closing Stated Liabilities.

“Closing Stated Assets” means the sum of the Company’s current assets, excluding proceeds of the Loans.

“Closing Stated Liabilities” means the sum of the Company’s current liabilities, excluding Company Acquisition Expenses and Company indebtedness (including without limitation, as an item of Company indebtedness the Loans and equipment leases).

“Final Stated Assets” means Closing Stated Assets (i) as shown in the Parent’s calculation delivered pursuant to Section 2.10(c) if no notice of disagreement with respect thereto is delivered by Principal Shareholders pursuant to Section 2.10(d) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.10(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.10(e).

“Final Stated Liabilities” means Closing Stated Liabilities (i) as shown in the Parent’s calculation delivered pursuant to Section 2.10(c) if no notice of disagreement with respect thereto is delivered by Principal Shareholders pursuant to Section 2.10(d) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.10(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.10(e).

(c) Preparation of Closing Balance Sheet. As promptly as practicable after the Closing Date, the Parent will cause the Closing Balance Sheet to be prepared and will prepare a certificate based on such Closing Balance Sheet setting forth its calculation of Closing Net Worth. As promptly as practicable, but no later than ninety (90) days, after the Closing Date, the Parent will cause the Closing Balance Sheet to be delivered to the Principal Shareholders.

(d) Disagreement by the Principal Shareholders. If the Principal Shareholders disagree with the Parent’s calculation of Closing Net Worth, the Principal Shareholders may, within 20 days after receipt of the documents referred to in Section 2.10(c), deliver a notice to the Parent disagreeing with such calculation and setting forth the Principal Shareholders’ calculation of the Closing Balance Sheet and Closing Net Worth. Any such notice of disagreement shall specify those items or amounts as to which the Principal Shareholders disagree, and the Principal Shareholders shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Worth delivered by the Parent pursuant to Section 2.10.

(e) Dispute Resolution. If a notice of disagreement shall have been delivered by the Principal Shareholders pursuant to Section 2.10(d), the parties shall, during the 20 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Net Worth, which amount shall not be less than the amount shown in the Parent’s calculation thereof delivered pursuant to Section 2.10(c) nor more than the amount shown in the Principal Shareholders’ calculation thereof delivered pursuant to Section 2.10(d). If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and arbitrate the disputed items or amounts for the purpose of calculating Closing Net Worth. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet or the Parent’s calculation of Closing Net Worth as to which the Principal Shareholders have disagreed and rely only on the presentations of the Principal Shareholders and Parent rather than an independent review. The Accounting Referee shall deliver to the Principal Shareholders and Parent, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by the Principal Shareholders if the Parent’s calculation of Closing Net Worth is closer to Final Net Worth than the Principal Shareholders’ calculation thereof, (ii) by the Parent if the reverse is true and (iii) otherwise equally by the Principal Shareholders and the Parent.

(f) Cooperation. The parties hereto agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Closing Net Worth and in any reviews referred to in this Section 2.10, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

(g) Time of Payment. Any payment pursuant to this Section 2.10 shall be made at a mutually convenient time and place (i) within 30 days after the Parent’s delivery of the documents referred to in Section 2.10(c) if no notice of disagreement with respect to Closing Net Worth is delivered by the Principal Shareholders or (ii) if a notice of disagreement with respect to Closing Net Worth is so delivered then within 10 days after the earlier of (A) agreement between the parties pursuant to Section 2.10(e) with respect to Closing Net Worth and (B) delivery of the calculation of Closing Net Worth by the Accounting Referee pursuant to Section 2.10(e).

(h) Method of Payment. Any payments pursuant to this Section 2.10 shall be made by delivery by the Shareholders of a certified or official bank check payable immediately available funds to the Parent, or by causing such payments to be credited to such account of the Parent as my be designated by the Parent. The amount of any payment to be made pursuant to this Section 2.10 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Bank of America N.A. as its base or prime rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due. In the event the Shareholders fail to make timely payments due hereunder to Parent, Parent shall be entitled to recover such amounts from the Escrow Deposit without application of Section 12.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to the Parent and Acquisition Corp. as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1 Corporate Organization.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on the Company’s business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 3.1(a) hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has previously delivered to the Parent complete and correct copies of the Articles of Incorporation of the Company (certified by the secretary of state for the Commonwealth of Pennsylvania as of a recent date) and the By-Laws of the Company (certified by the Secretary of the Company as of a recent date). Neither the Company’s Articles of Incorporation nor its By-Laws has been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument.

3.2 Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and adopted by the Shareholders and no other proceeding on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the DGCL and PBCA) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in Law or in equity.

3.3 Consents and Approvals; No Violations. Subject to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the Commonwealth of Pennsylvania, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Articles of Incorporation, By-Laws or other constitutive documents of the Company, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation, (iii) violate or conflict with any Law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect, or (iv) require, on the part of the Company any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

3.4 Company Capital Structure.

(a) Immediately prior to the transactions contemplated hereunder, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, $0.00001 par value per share (“Common Stock”) of which 8,000,000 are issued and outstanding (which such amounts include the shares issuable upon exercise of the Company Options on the Closing Date). The Company Common Stock, including all shares subject to the Company’s right of repurchase, is held of record beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Schedule 3.4(a). All outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Articles of Incorporation, the By-Laws of the Company or any agreement or document to which the Company is a party or by which it is bound, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state corporate and securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Except as set forth in this Section 3.4, as of the date of this Agreement no shares of Company Common Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.4(a), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of the Company may vote. Except as set forth on Schedule 3.4, the Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of Company Common Stock or other securities of the Company, and there are no amounts owed or which may be owed to any Person by the Company as a result of any repurchase, redemption or acquisition of any shares of Company Common Stock or other securities of the Company. There is no claim or basis for such a claim to any portion of the Merger Consideration except as set forth in Schedule 1.2 by any current or former Shareholder, option holder or warrant holder of the Company, or any other Person.

(i) Except for the Company’s 2006 Stock Plan (the “Company Option Plan”), as amended, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Shareholders and is in full force and effect. The Company has reserved for issuance to Employees of and consultants to the Company 2,000,000 shares of Company Common Stock under the Company Option Plan, of which options to purchase 430,000 shares of Company Common Stock have been granted and are outstanding (each, a “Company Option”). Except as set forth on Schedule 3.4, all outstanding Company Options have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state corporate and securities Laws, and in compliance with the terms and conditions of the Company Option Plan. Schedule 3.4(a)(i) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested on the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code.

(ii) The Company has outstanding warrants for the purchase of shares of Company Common Stock (each, a “Company Warrant”). All Company Warrants have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws, including federal and state corporate and securities Laws. Schedule 3.4(a)(ii) sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, an indication of whether such holder is an Employee of the Company, the date of grant or issuance of such Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.

(iii) Except for the Company Options and Company Warrants, there are no Company Stock Rights or agreements of any character, written or oral, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Common Stock or any capital stock or equity or other ownership interest of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(b) Except for the agreements or understandings set forth on Schedule 3.4(b) (collectively, the “Shareholder Voting Agreements”), there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party, by which the Company is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby does not implicate any rights or obligations under the Shareholder Voting Agreements that have not been complied with or waived. The Shareholders of Company Common Stock and Company Stock Rights have been or will be properly given, or shall have properly waived, any required notice prior to the transactions contemplated herein.

3.5 Subsidiaries.

(a) The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

3.6 Financial Statements; Business Information; Internal Controls.

(a) Attached hereto as Schedule 3.6(a) are (i) the unaudited balance sheets of the Company as of December 31, 2005 and December 31, 2006 and the unaudited statements of operations and cash flow for the fiscal periods then ended, and (ii) the unaudited balance sheet of the Company as of June 30, 2007 (the “Balance Sheet”) and the unaudited statements of operations and cash flow of the Company for the six (6) months then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein, except that the interim Financial Statements do not include footnote disclosures and may be subject to normal year-end adjustments which will not be individually or in the aggregate material in amount or effect. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) Schedule 3.6(b) attached hereto sets forth certain statistics regarding the Company’s business including, but not limited to, information related to the Company’s products, services and websites such as (i) approximate number of calls, and (ii) approximate number of call minutes, each for the months of May, June and July of 2007 (together, the “Data”) which are true and correct in all material respects as of the dates stated in the schedule. Without limiting the materiality of any other representations, warranties and covenants of the Company contained herein, the Company specifically acknowledges that the accuracy in all material respects of such Data is material to the Parent’s decision to enter into the transactions contemplated by this Agreement and to pay the Merger Consideration.

(c) Except as set forth on Schedule 3.6(c), to the Company’s knowledge, the Company has not directly or indirectly installed, imbedded or derived any traffic from any Spyware or Malware Software sources.

(d) The Company has in place systems and processes that are: (i) designed to provide reasonable assurances regarding the reliability of the Financial Statements; and (ii) to the Company’s knowledge, adequate for a company at the same stage of development as the Company. To the Company’s knowledge, there have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements, except as set forth on Schedule 3.6(d).

(e) To the Company’s knowledge, no Employee has provided information to any Governmental Entity regarding the commission of any crime or violation of any law applicable to the Company or any part of its operations.

(f) All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of the Company except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet. The Company is not in possession of any inventory not owned by either the Company, including goods already sold, other than in the ordinary course of the Company’s business.

3.7 Undisclosed Liabilities. The Company’s business is neither liable for nor subject to any material Liability except for (i) those Liabilities reflected on the Balance Sheet and not previously paid or discharged, (ii) contractual and other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, which would not individually or collectively result in a Company Material Adverse Effect, and (iii) those Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business, which would not individually or collectively result in a Company Material Adverse Effect.

3.8 Absence of Certain Changes or Events. Except as set forth on Schedule 3.8 hereto, since June 30, 2007, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 3.8 or as set forth or reserved against in the Balance Sheet, since June 30, 2007, the Company has not: (i) incurred any material obligation or Liability except in the ordinary course of business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice, (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company securities; (ix) repurchased or redeemed any Company securities; (x) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (xi) granted any general or specific increase in the compensation payable or to become payable to any of its Employees or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Company Employee Plan; or (xii) entered into any agreement to do any of the foregoing.

3.9 Legal Proceedings, etc. Except as set forth on Schedule 3.9, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company, threatened against the Company, any of its properties, assets or the business of the Company or, to the knowledge of the Company, pending or threatened against any of the officers, directors, partners, managers, employees, agents or consultants of the Company in connection with the business of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the knowledge of the Company, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the properties, assets or the business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 3.9 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 3.9 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company has ever been involved in or received notice of.

3.10 Taxes.

(a) Except as set forth on Schedule 3.10, the Company has properly and timely filed all Tax Returns, or extensions therefor, and other filings in respect of Taxes required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are due, whether or not shown, on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of all Taxes of the Company for the period from date of the Balance Sheet through the Closing Date and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. In all material respects, all such Tax Returns are accurate and complete and in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company except for liens for Taxes not yet due or payable.

(c) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company does not have any Liability for Taxes of any Person or as a transferee, successor or guarantor or by contract, indemnification or otherwise.

(d) The Company has withheld all amounts from its employees, agents and other Persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign Laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(e) No power of attorney has been granted by the Company or is currently in force with respect to any matter relating to Taxes.

(f) To the knowledge of the Company, it is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(g) Except as set forth on Schedule 3.10(g), no claim has ever been made in writing to the Company by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company does not conduct business in nor derive income from within or allocable to any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Parent.

(h) The Company does not engage in a non-United States trade of business and does not have a permanent establishment outside the United States.

(i) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has delivered or made available to the Parent for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(j) The Company has not engaged in a “listed transaction” within the meaning of Treas. Reg. §1.6011-4T(b).

(k) The Company is not a Shareholder, directly or indirectly, in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(l) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Company has proper receipts (which will be delivered to Parent at the Closing), within the meaning of Treasury Regulation Section 1.905-2 for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(m) The Company is not a party to any gain recognition agreement under Section 367 of the Code.

(n) Schedule 3.10(n) attached hereto sets forth each jurisdiction in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis.

(o) Since December 31, 2004, each nonqualified deferred compensation plan, program, arrangement or agreement has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(p) No Shareholder holds Common Stock that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(q) Any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A of the Code by its terms (or is exempt from those paragraphs), and if not exempt, has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

(r) At all times since inception, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, as well as for any state or local income tax purposes, and the Company will be an S corporation up to and including the Closing Date (assuming that Parent will make a Section 338(h)(10) Election) and accordingly the provisions of Sections 280G and 4999 of the Code are not applicable to the Company. The Company does not have any subsidiaries. The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

3.11 Title to Properties and Related Matters.

(a) The Company has good and marketable title to all personal property, tangible or intangible, which the Company purports to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice since December 31, 2006), free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $20,000 in each individual case), (ii) liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and that do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. Collectively, such property, the Company Intellectual Property disclosed on Schedule 3.12 and property leased by the Company and set forth on Schedule 3.11(d) constitute all property, tangible or intangible, necessary to conduct the business of the Company as presently conducted.

(b) The Company does not own any real property or any interest in real property.

(c) Schedule 3.11(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value as of December 31, 2006, in each case of $30,000 or more. Except as set forth on Schedule 3.11(c) hereto, all such personal property is in suitable operating condition (ordinary and reasonable wear and tear excepted) and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 3.11(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any Person other than the Company. The maintenance and operation of all such personal property has been in conformance with all applicable material Laws and regulations. There are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person.

(d) Schedule 3.11(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 3.11(d) hereto. Except as set forth on Schedule 3.11(d) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor to the knowledge of the Company, any other party is in material default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or to the knowledge of the

Company, a default by any other party under such lease; and (iii) except as set forth on Schedule 3.11(d), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

3.12 Intellectual Property; Proprietary Rights; Employee Restrictions.

(a) Set forth on Schedule 3.12(a) hereto is a list of all Company Intellectual Property or other Intellectual Property required to operate the business of the Company as currently conducted (other than generally available software such as Microsoft Word and the like). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided or made available to Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.12(a), the Company owns and has good and exclusive right, title and interest to, or (x) has exclusive license to, each item of Company Intellectual Property and (y) has non-exclusive license to other Intellectual Property required to operate the business of the Company as currently conducted, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. Except as set forth on Schedule 3.12(a), the Company is the exclusive owner of all trademarks and trade names used in connection with the operation of the business of the Company as currently conducted, including the sale of any products or the provision of any services by Company. Except as set forth on Schedule 3.12(a), the Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company.

(b) Except as set forth on Schedule 3.12(b), no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any material manner the use, transfer, or licensing thereof by Company which may affect in any material respects the validity, use or enforceability of such Company Intellectual Property.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdictions indicated on Schedule 3.12(c) hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company except as set forth on Schedule 3.12(d), the Company has a written agreement with such third party that assigns to the Company exclusive ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms. Except as set forth on Schedule 3.12(d), the Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to its products or business (including, without limitation, the operation of its web sites) as presently conducted and has received no written notice that any of such information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) Except as set forth on Schedule 3.12(e), the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(f) Except as set forth on Schedule 3.12(f), the operation of the Company’s business as such business currently is conducted, including the Company’s design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, and with respect to products currently under development to the Company’s knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g) Except as set forth on Schedule 3.12(g), the Company has not received any written notice or other written claim from any third party that the operation of the Company’s business or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h) To the knowledge of the Company, no Person has infringed or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company and, without limiting the foregoing, except as set forth on Schedule 3.12(i), the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided or made available to Parent, and all current and former employees and contractors of Company have executed such an agreement. To the knowledge of the Company, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other Person in the course of their work for the Company, nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

Except as set forth on Schedule 3.12(i), all Intellectual Property rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company by operation of Law or have been validly assigned to the Company and such assignments have been provided or made available to Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms. All of the rights of the Company and the Shareholders in any of the Company Intellectual Property which is used or is useful in the Company’s business, have been validly assigned, transferred and/or conveyed to the Acquisition Corp. as part of the transactions contemplated hereunder and the Company has not retained any rights with respect thereto. Except as set forth on Schedule 3.12(i), neither the Company, the Shareholders, nor to the knowledge of the Company, any of the employees of the Company have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such Persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that are being violated by such Persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements known to the Company which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(j) All information and content of the World Wide Web sites owned and operated by the Company (other than information provided by users, customers, advertisers and other third parties) is accurate and complete in all material respects.

(k) Schedule 3.12(k) lists all Open Source Materials that the Company has used in any way and describes the manner in which such Open Source Materials have been used by the Company in connection with the Company’s business, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as set forth in Schedule 3.12(k), the Company has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any products of the Company’s business, (ii) distributed Open Source Materials in connection with any products of the Company’s business, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company with respect to software developed or distributed by the Company or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, the Company has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributed at no charge.

(l) In connection with the operation of the Company’s website, the Company has complied in all material respects with (i) all applicable legal requirements relating to privacy, commercial e-mail, data protection and security and the collection, storage, disclosure and/or use of personal information and user information (including information from or about children) gathered or accessed in the course of the operation of the Company’s website, and (ii) all rules, policies and procedures established by the Company with respect to privacy, publicity, commercial e-mail, data protection and security and the collection, storage, disclosure and/or use of personal information and user information (including information from or about children) gathered or accessed in the course of the operation of such the Company’s website, and with respect to the foregoing, except as set forth on Schedule 3.12(l), the Company has not received any written notice from any Person of any claims alleging any violation thereof. In connection with the operation of the Company’s website, the Company has taken all reasonably necessary steps (including implementing and monitoring compliance with measures with respect to technical and physical security) to ensure that the personal and user information gathered or accessed in the course of the operation of the Company’s website is protected against material loss and unauthorized access, use, modification or disclosure, and, to the knowledge of the Company, there has been no unauthorized access to or other misuse of any such information.

3.13 Contracts. (a) Except as set forth on Schedules 3.13(a)-(d) hereto, the Company is not a party to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company of more than $50,000;

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any guaranty issued by the Company;

(iv) any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any Person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than $20,000 per month;

(ix) any contract, arrangement or understanding with a Related Person; or

(x) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 3.12(a).

(b) The Company has previously provided or made available to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 3.13(a) hereto. Except as set forth on Schedule 3.13(b) hereto, (i) each contract listed in Schedule 3.13(a) hereto is in full force and effect; (ii) neither the Company nor to the knowledge of the Company, any other party is in default under any contract listed in Schedule 3.13 (a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or to the knowledge of the Company, a default by any other party under such contract; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 3.13 (a) hereto, except where the existence of such disputes or disagreements, individually or in the aggregate, has not had a Company Material Adverse Effect; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 3.13(c) hereto, the Company has not issued any warranty or any agreement or commitment to indemnify any Person other than in the ordinary course of business.

(d) Each of the contracts set forth on Schedules 3.13(a)-(c) hereto, is and always has been in compliance with all applicable Laws, including any and all Laws applicable to the Internet or the Company’s business, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

3.14 Employment Matters.

(a) Schedule 3.14(a) sets forth, (A) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave, or on layoff status subject to recall) (i) the name of such Employee and the date as of which such Employee was originally hired by the Company and whether the Employee is on an active or inactive status; (ii) such Employee’s title; (iii) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; (iv) whether such Employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the basis of such disability or leave and the anticipated date of return to full service; (v) each current benefit plan in which such Employee participates or is eligible to participate; (B) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s business; and (C) with respect to each current and former Employee, whether such current or former Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 3.14(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered or made available to Parent and are set forth on Schedule 3.14(b). Any Persons now or heretofore engaged by the Company as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws, and received the proper tax treatment for compensation received by them.

(c) Each employment agreement is set forth on Schedule 3.14(c) and a copy of each employment agreement and any amendment thereto has been provided or made available to Parent. Except as set forth in Schedule 3.14(c), the employment of each of the Employees is terminable by the Company at will (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 3.14(c). The Company has not, and to the knowledge of Company, no other Person has, (i) entered into any agreement that obligates or purports to obligate Parent to make an offer of employment to any present or former Employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any present or former Employee or consultant of the Company of any terms or conditions of employment with Parent following the Closing.

(d) The Company has delivered to Parent accurate and complete copies in all material respects of all employee manuals and handbooks, employment policy statements and employment agreements.

(e) (i) None of the Employees have given the Company written notice terminating his or her employment with the Company or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement; (ii) the Company does not have a present intention to terminate the employment of any current Employee; and (ii) except as set forth on Schedule 3.14(e), the Company is not, and nor has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) The Company is not presently, nor has it ever been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. The Company does not know of any activities or proceedings of any labor union to organize any Employees.

(g) The Company is not engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material Liability to the

Company. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any Employees. There is not now pending and, to the Company’s knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state applicable to such employees. The Company is not delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) The Company has not an established severance pay practice or policy. Except as set forth in Schedule 3.14(i), (i) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company applicable Law or otherwise; and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date, the Company will not have (x) any Liability that exists or arises under any Company’s benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (y) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.

(j) The Company is in compliance, in all material respects, with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(k) There are no claims pending or, to the Company’s knowledge, threatened in writing, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened in writing or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened in writing or claims or actions against the Company under any workers compensation policy or long-term disability policy.

(l) The Company and to the Company’s knowledge each Employee, is in compliance with all applicable visa and work permit requirements.

(m) Schedule 3.14(m) sets forth (i) each plan or agreement of the Company pursuant to which any amounts may become payable (whether currently or in the future including upon any future end of employment) to Employees of the Company as a result of or in connection with transactions contemplated by this Agreement and (ii) a summary of the nature and amounts that may become payable pursuant to each such agreement.

3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) sets forth each Company Employee Plan. The Company has not stated a plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b) Documents. The Company has delivered to Parent (i) correct and complete copies of each Company Employee Plan, including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code, or any similar Laws of other jurisdictions applicable to the Company in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings from the IRS or any similar Governmental Entity having jurisdiction over the Company relating to Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, United States Department of Labor (“DOL” or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company and which are not reflected in the current summary plan description and plan document; (ix) all material forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K or any similar form required under the Laws of other jurisdictions applicable to the Company and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called “GUST” and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened in writing (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to the Company, Parent, Acquisition Corp. or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL or any other similar Governmental Entity having jurisdiction over the Company with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS or any other similar Governmental Entity having jurisdiction over the Company have been timely made. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company.

(d) Plan Status. Neither the Company nor any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any Liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) Multiemployer Plans. At no time has the Company or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. Except as set forth on Schedule 3.15(f), no Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

(g) Funding of Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date. The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeded the current value of all benefits liabilities under that Company Employee Plan.

(h) Effect of Transaction. The execution and delivery by the Company of this Agreement and any related agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

3.16 Compliance with Applicable Law. The Company is not in violation in any respect of any applicable safety, health or environmental Law, any Law applicable to the internet or the Company’s business, or any other Law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of the Company’s business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.16, the Company has not received any written notice alleging any such violation, and to the knowledge of the Company, there is no inquiry, investigation or proceeding relating thereto.

3.17 Ability to Conduct Business. There is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use by the Parent and Acquisition Corp., after the Effective Time, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company has in force, and is in compliance with, in all material respects, all material governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of the Company’s business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any written notice of, and to the knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

3.18 Major Customers. Schedule 3.18 hereto sets forth a complete and correct list of the ten (10) largest customers of the Company in terms of revenue recognized in respect of such customer during the one (1) month ended July 31, 2007, showing the amount of revenue recognized for each such customer during such period. To the knowledge of the Company, except as set forth on Schedule 3.18 hereto, the Company has not received any notice or other communication (written or oral) from any of the customers listed in Schedule 3.18 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer and the Company.

3.19 Insurance. The Company has maintained insurance covering it and its properties in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. Except as set forth on Schedule 3.19 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all current insurance policies of the Company have been made available to Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company has no knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and to the Company’s knowledge, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.20 Brokers; Payments. Except as set forth on Schedule 3.20, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions with parties other than Parent. No valid claim exists against the Company or, based on any action by the Company against the Parent or Acquisition Corp. for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 hereto sets forth a complete and correct list showing:

(i) all bank accounts of the Company together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

(ii) the names of all Persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.22 Minute Books, etc. The minute books, stock records and other corporate records of the Company are complete and correct in all material respects, and complete and correct copies thereof have been delivered by the Company to the Parent. The minute books of the Company contain accurate and complete records of all meetings or written consents to action of the Board of Directors (and any committees thereof) and Shareholders of the Company and accurately reflect all corporate actions of the Company passed upon by the Board of Directors and Shareholders of the Company.

3.23 Interested Party Transactions.

(a) To the Company’s knowledge, no Related Person has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company any goods or services, or (iii) a beneficial interest in any agreement to which the Company is a party or by which it or its properties or assets are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.23.

(b) Except as set forth on Schedule 3.23(b), there are no receivables of the Company owed by any Related Person other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Shareholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or Liability of the Company.

3.24 State Takeover Statutes. The Board of Directors of the Company has (i) determined that the Merger are fair and in the best interest of the Company and its Shareholders, (ii) approved and adopted the Merger and this Agreement and the other transactions contemplated by this Agreement, and (iii) directed that this Agreement and the Merger be submitted to the Shareholders for approval and resolved to recommend that the Shareholders vote in favor of this Agreement and the Merger, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar Law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

3.25 Third Party Audits and Investigations. There are no ongoing audits or investigations of the Company with respect to the Company’s business by any Governmental Entity or other third party, including, without limitation, any party to a contract with the Company.

3.26 Accounts Receivable. All accounts receivable of the Company reflected on the Balance Sheet (i) arose from bona fide transactions in the ordinary course of business and consistent with past practice, and (ii) are owned by the Company free and clear of any security interest, lien, encumbrance, or claims, and (iii) are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Company created after June 30, 2007, are accurately and fairly reflected in the books and records of the Company. The Company reasonably believes that all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for bad debts reflected on the Balance Sheet. Schedule 3.26 attached hereto sets forth a schedule of the Company’s accounts receivable as of June 30, 2007.

3.27 Projections. The projections attached hereto as Schedule 3.27 (i) have been prepared by management of the Company in good faith, (ii) were based on assumptions believed by management of the Company to be reasonable in light of current conditions and current facts known at the time made and (iii) represent good faith estimates by management of the Company as to the financial performance of the Company for the periods indicated, but do not represent any guarantee or assurance of the future financial results of the Company (it being understood that such projections are subject to uncertainties and contingencies that are beyond the control of the Company and its management).

3.28 Disclosure. The Company has not failed to disclose to Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

4.1 Authorization; etc. Each of the Shareholders severally represents and warrants to the Parent and Acquisition Corp. as follows:

(a) Each of the Shareholders is the sole and exclusive record and beneficial owner of the Common Stock set forth opposite his or her name in Schedule 4.1 hereto, free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions on transfer imposed under applicable securities laws), and there are no agreements, arrangements or understandings to which such Shareholder is a party (other than this Agreement) involving the purchase, sale or other acquisition or disposition of the Common Stock owned by such Shareholder;

(b) Each of the Shareholders shall (A) simultaneously with such Shareholder’s execution and delivery of this Agreement, execute and deliver to Parent an irrevocable proxy or written consent in which such Shareholder voted all Common Stock owned by such Shareholder in favor of the Merger and the adoption of this Agreement by the Company, and (B) at the Effective Time, deliver or cause to be delivered to the Parent certificates representing all Common Stock owned by such Shareholder, each such certificate to be duly endorsed for transfer and free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions imposed under applicable securities laws);

(c) Such Shareholder has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity;

(d) The execution and delivery of this Agreement by each such Shareholder and the consummation of the transactions contemplated hereby will not (A) violate or conflict with any provision of any partnership agreement, operating agreement or other constitutional documents of each such Shareholder that is constituted as a general or limited partnership or limited liability company, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which such Shareholder is a party, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of such Shareholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on such Shareholder’s ability to perform such Shareholder’s obligations hereunder, or (C) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to such Shareholder or by which Common Stock held by such Shareholder may be bound.

(e) Effective upon the Closing, each such Shareholder voluntarily releases and discharges Parent and Acquisition Corp., their respective affiliates, subsidiaries, predecessors, successors and assigns, and each of them, and the current and former officers, directors, shareholders, employees, and agents of each of the foregoing (any and all of which are referred to as the “Parent Releasees”), from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown, which such Shareholder has, claims to have, ever had, or ever claimed to have had against the Company, Parent, Acquisition Corp. or any other Parent Releasees, whether arising under federal or state law and whether as a Shareholder or employee of the Company or in any other capacity; provided, however, such release shall not apply to any breach of this Agreement by any Parent Releasees or to any matter that arises after the Closing Date.

4.2 Parent Common Stock. Each of the Shareholders severally represents and warrants to the Parent and Acquisition Corp. as follows:

(a) Each of the Shareholders understands that the shares of Parent Common Stock to be issued to such Shareholder hereunder will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Shareholders in this Agreement. Such Shareholder understands that the Parent is relying, in part, upon such Shareholder’s representation and warranties contained in this Section 4.2 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b) Each of the Shareholders has such knowledge, skill and experience in business, financial and investment matters so that such Shareholder is capable of evaluating the merits and risks of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that such Shareholder has deemed it appropriate to do so, such Shareholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(c) Each of the Shareholders has made, either alone or together with such Shareholder’s advisors, such independent investigation of the Parent, its management and related matters as such Shareholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent Common Stock through the transactions contemplated by this Agreement; and such Shareholder and such advisors have received all information and data that such Shareholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(d) Each of the Shareholders has reviewed such Shareholder’s financial condition and commitments, alone and together with such Shareholder’s advisors, and, based on such review, such Shareholder is satisfied that (A) the Shareholder has adequate means of providing for the Shareholder’s financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that he could bear the risk of loss of the Shareholder’s entire investment in the Parent Common Stock, (B) the Shareholder has no present or contemplated future need to dispose of all or any portion of the Parent Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and (C) the Shareholder is capable of bearing the economic risk of an investment in the Parent Common Stock for the indefinite future. Such Shareholder shall furnish any additional information about the Shareholder reasonably requested by the Parent to assure the compliance of this transaction with applicable federal and state securities laws.

(e) Each of the Shareholders understands that the shares of the Parent Common Stock to be received by the Shareholders in the transactions contemplated hereby will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC promulgated thereunder provide in substance that the Shareholders may dispose of such shares only pursuant to an effective registration statement under the Securities

Act or an exemption from registration if available, including but not limited to Rule 144 promulgated under the Securities Act. Each of the Shareholders further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, each of the Shareholders understands that such Shareholders may have to bear the economic risk of an investment in the Parent Common Stock to be received by such Shareholders pursuant to the transactions contemplated hereby for an indefinite period of time.

(f) Except as provided in Article XIII, each of the Shareholders is acquiring shares of the Parent Common Stock pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

(g) The certificate(s) evidencing the shares of the Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.”

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARENT.

The Parent represents and warrants to the Company and the Shareholders as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

5.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on business as presently conducted by it. Parent is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent has previously made available to the Company complete and correct copies of its Certificate of Incorporation and all amendments thereto as of the date hereof (as certified by the Secretary of State of Delaware as of a recent date) and its By-Laws (as certified by the Secretary of the Parent as of a recent date). Neither the Certificate of Incorporation nor the By-Laws of the Parent has been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments.

5.2 Authorization. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Director of the Parent and no other corporate proceedings on the part of the Parent are necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the DGCL and the PBCL) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes the valid and binding agreement of the Parent enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5.3 Consents and Approvals; No Violations. Subject to (a) filing of the Certificates of Merger pursuant to DGCL and PBCL, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Parent.; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent is a party, or by which Parent or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent or by which any of its properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect or would impede or impair the ability of Parent to perform its respective obligations under this Agreement in any material respect.

5.4 SEC Reports and Financial Statements. The Parent has heretofore delivered or made available to the Company complete and correct copies of all reports and other filings filed by the Parent with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (the “Acts”) since and including the effective date of the Form SB-2 Registration Statement with respect to the Parent’s initial public offering (such reports and other filings collectively referred to herein as the “SEC Filings”). The SEC Filings constitute all of the documents required to be filed by the Parent under the Securities Act and Exchange Act since such date. All documents that are required to be filed as exhibits to the SEC Filings have been so filed, and all contracts so filed as exhibits are in full force and effect, except those which are expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Parent included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto and such unaudited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties in this Section 5.4 shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

5.5 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

5.6 Disclosure. Parent has not failed to disclose to the Company any fact that is reasonably likely to have a Parent Material Adverse Effect or impede or impair the ability of the Parent to perform its obligations under this Agreement in any material respect. No representation or warranty by Parent contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

5.7 Validity of Shares. Assuming the accuracy of the representations and warranties contained in Article IV, the shares of Parent Common Stock to be issued as Restricted Equity Consideration will, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive or other statutory right of shareholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances, except for the Company’s repurchase rights of the Restricted Equity Consideration pursuant to Section 7.8 below.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees, except as otherwise expressly contemplated by this Agreement or as set forth on Schedule 6.1 or agreed to in writing by the Parent:

(a) will carry on the Company’s business only in the ordinary course and consistent with past practice;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, directly or indirectly, any shares of its capital stock;

(d) will not amend its Articles of Incorporation, except as expressly provided by this Agreement;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock, except for the issuance of shares of Company Common Stock upon exercise of outstanding options in connection with the Closing;

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form any subsidiaries;

(h) will use its commercially reasonable best efforts to preserve intact its present business organization, to keep available the services of its officers and key employees and to preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $10,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement other than in the ordinary course, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $10,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money other than in the ordinary course, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on any of its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Company Employee Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, beneficiaries or any other Person or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required by the terms of such plans or agreements;

(k) will not accelerate receivables or delay payables;

(l) will promptly advise the Parent of the commencement of, or threat of (to the extent that such commencement of or threat comes to the knowledge of the Company) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company (other than in the ordinary course) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $10,000 in the aggregate; and

(o) will not change the method of accounting of the Company, make any Tax elections, enter any settlement or compromise of any Tax claim or Liability with any taxing authority, or amend any Tax Return that would adversely affect Parent or its subsidiaries without the consent of Parent;

(p) will not make any payments or loans to officers, directors, partners or managers, other than in the ordinary course;

(q) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements) other than in the ordinary course;

(r) will not change, accelerate or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice; and

(s) will not sell any domain names (or enter into any agreement to do the foregoing) without Parent’s consent which shall not be unreasonably withheld or delayed.

6.2 Conduct of Business of Acquisition Corp.. During the period commencing on the date hereof and continuing until the Effective Time, Acquisition Corp. shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.3 Other Negotiations. Neither the Company nor the Shareholders (nor will the Company permit any of its respective officers, directors, managers, consultants, employees, agents, shareholders and Affiliates on their behalf to) will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, Person or other entity or group (other than Parent) regarding any acquisition of the Company, any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any material license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the Company’s business (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article XI, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Properties and Records. The Company will provide (or will cause to be provided) to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, financial information, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause its officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to the Company’s business as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Company unless and until the transactions contemplated herein are consummated pursuant to the Confidentiality Agreement.

7.2 Transfer of Interests. Each of the Shareholders agrees that he (i) shall not dispose of or in any way encumber his Common Stock prior to the consummation of the transactions contemplated hereby, (ii) shall use his best efforts to cause, and take no action inconsistent with, the approval and consummation of said transactions, and (iii) at the Closing shall surrender the certificates representing all shares of Common Stock owned by him, duly endorsed for transfer.

7.3 Reasonable Efforts; etc.. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his, her or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

7.4 Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in IX or Article X hereof.

7.5 Fees and Expenses. The Parent and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors, except that if the Merger is consummated, then the Shareholders shall be responsible for the Acquisition Expenses which shall be paid by the Shareholders pro rata based on their percentage share of the Merger Consideration.

7.6 Supplements to Disclosure Schedules. From time to time prior to the Effective Time, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

7.7 Tax Matters.

(a) S Election. The Company and Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and Shareholders shall not take or allow any action, other than the transactions contemplated by this Agreement, that would result in the termination of the Company as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(b) 338(h)(10) Election.

(i) Election. Upon the written request of Parent, to be made, if at all, within sixty (60) days of the Closing Date, the Company and each Shareholder shall join with Parent in making an election under Section 338(h)(10) of the Code and similar provisions of state, local and foreign tax law (a “Section 338(h)(10) Election”) with respect to the Merger. Parent shall be responsible for, and control, the preparation and filing of such forms or documents as are required by applicable law for an effective Section 338(h)(10) Election, including, but not limited to, IRS Form 8023 (the “Section 338(h)(10) Election Form”). Each Shareholder shall execute such Section 338(h)(10) Election Form as requested by Parent.

(ii) Purchase Price Allocation. The Merger Consideration and the liabilities of the Company (plus any other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting purposes) in a manner consistent with the assets respective fair market values, as determined by Parent (the “Purchase Price Allocation”). Acknowledging that (A) a significant part of the Merger Consideration is being paid by Parent to acquire confidential information and associated goodwill owned by the Company and not the Shareholders, but also that (B) such confidential information and goodwill is within the knowledge of the Shareholders, part of the consideration for the acquisition of the Company by Parent is an agreement by the Shareholders to certain non-competition restrictions on the Shareholders’ ability to use such Company confidential information of which Shareholders have knowledge to compete with the Company, but no separate payment is being made to the Shareholders (and no amount shall be allocated as part of the Purchase Price Allocation) with respect to such non-competition agreement. The Parent, Company and the Shareholders agree and acknowledge that the consideration paid to the Shareholders for such non-compete agreements consists of the Restricted Equity Consideration and such other amounts as may be payable to the Shareholders under their respective employment agreements with the Company and/or Parent. The Parent, Company and the Shareholders shall file all Tax Returns (included amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

(iii) Indemnification. (A) Parent shall indemnify and hold harmless each Shareholder from and against any Increased Taxes resulting from any Section 338(h)(10) Election. “Increased Taxes” means the amount by which the Taxes the Shareholders and the Company are required to pay as a result of the Section 338(h)(10) Election exceeds the Taxes the Shareholders and the Company would be required to pay in respect of the Shareholders’ exchange of Company stock for the Merger Consideration in the absence of such Section 338(h)(10) Election, but shall not include any Tax imposed on the Company or its subsidiaries attributable to the making of the Section 338(h)(10) Election which are imposed under Code Section 1374. For purposes of clarification, Parent’s indemnity shall include any additional foreign, state and local income, sales or other tax liability imposed on the Shareholders or the Company (including taxes imposed on the receipt of any Gross Up Payments) other than any tax imposed under Code Section 1374.

(B) Except in the case of an Increased Tax Dispute Notice, indemnification under clause (A) above shall be made by payment to each Shareholder in cash of the amount of such Shareholder’s Increased Taxes plus a Gross Up Payment within twenty (20) days of the delivery by such Shareholder to Parent of a claim (an “Increased Tax Indemnity Claim”) for indemnification hereunder (the “Claim Payment Due Date”). An Increased Tax Indemnity Claim shall include a detailed explanation of the calculation of the Increased Taxes and Gross Up Payment, which calculations shall be prepared by a certified public accountant of such Shareholder’s choosing.

(C) In the event that Parent disputes the existence or amount of Increased Taxes or Gross Up Payment set forth on an Increased Tax Indemnity Claim, Parent shall notify the Shareholder submitting such Increased Tax Indemnity Claim of such dispute (an “Increased Tax Dispute Notice”) and Parent and the Shareholder shall negotiate in good faith to resolve such dispute. If such dispute remains unresolved thirty (30) days after the date of the Increased Tax Dispute Notice, the existence and amount of any Increased Taxes and Gross Up Payment with respect to such Shareholder shall be determined by a certified public accountant appointed by, and mutually agreeable to each of, the Parent and the Shareholder within ten (10) days of the expiration of the preceding thirty (30) day resolution period. Such certified public accountant’s determination of the amount of Increased Taxes and Gross Up Payment shall be binding upon Parent and the Shareholder, and Parent shall pay to the Shareholder the amount of such Increased Taxes and Gross Up Payment, in cash, immediately upon such certified public accountant’s delivery to Parent of such determination.

(D) For purposes of hereof, a “Gross Up Payment” shall mean, with respect to each Shareholder, a payment by Parent to such Shareholder of an additional amount such that, after paying all federal, state and local income taxes attributable solely to the receipt of the Gross Up Payment, the Shareholder has received a net after tax amount equal to the Increased Taxes.

(E) Any payment of Increased Taxes and Gross Up Payment properly due and payable from Parent to a Shareholder hereunder that remains unpaid shall reduce, on a dollar-for-dollar basis, any amount for which such Shareholder may otherwise be liable under Article XII of this Agreement.

(F) Any payment made by the Parent under this Section 7.8(b)(iii) shall be treated by the Parent, Company and Shareholders as the payment of additional Merger Consideration for Tax purposes and no party shall file any return or make any report to any Tax authority inconsistent with such characterization.

(c) S Corporation Income Tax Returns. The Primary Shareholders shall prepare or cause to be prepared and file or cause to be filed all S corporation income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Primary Shareholders shall permit Parent to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall make such changes to such Tax Returns as are reasonably requested by Parent. The Shareholders shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Shareholders shall also pay any Tax imposed on the Company or its subsidiaries attributable to the making of the Section 338(h)(10) Election, imposed under Code Section 1374.

(d) Conduct of Business. From the date hereof until the Effective Time, the Company shall not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation. At Parent’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 7.7(e). Any amount so withheld will be promptly remitted to the appropriate Tax Authority.

(f) Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date.

(g) Tax Contests. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation.

7.8 Restricted Stock Grants. Immediately after the Closing, Parent agrees to issue to certain Employees the aggregate amount of Parent Common Stock as shall be obtained by dividing $7,050,000 by the Closing Market Price as provided in Schedule 7.8 and such shares shall be subject to vesting as provided herein (the “Restricted Equity Consideration”). Such Employees shall be collectively referred to as the “Employee Shareholders.” With respect to the shares of Restricted Equity Consideration, such shares shall vest hereunder as follows: 20.0% on the six (6) month anniversary of the Closing Date (the “Initial Vesting Date”) and thereafter at a rate of an additional 20.0% on the last day of each successive six (6) month period over the next twenty-four (24) months. Fifty percent (50.0%) of the shares of Restricted Equity Consideration not already vested shall become immediately vested in the event of a Change of Control during the first twelve (12) months following the Closing Date and one hundred percent (100.00%) of the shares of Restricted Equity Consideration not already vested shall become immediately vested in the event of a Change of Control at any time thereafter. While the shares of Restricted Equity Consideration are subject to vesting pursuant to this Section 7.8, the Employee Shareholders will have all rights with respect thereto (including, without limitation, the right to vote the shares and the right to dividends paid on the shares, if any), except that such Employee Shareholders shall not have the right to possession and sale thereof. The parties agree that the Restricted Equity Consideration is being issued in connection with services to be performed by the Employee Shareholders post-Closing and shall be subject to income and employment tax withholding at the time when such Restricted Equity Consideration is no longer subject to substantial risk of forfeiture. Notwithstanding Section 1.8 above, such income and employment tax withholding shall not be satisfied out of Merger Consideration except with respect to an Employee Shareholder who makes an election under Section 83(b) or the Code related to the Restricted Equity Consideration.

7.9 Repurchase Right.

(a) In the event that an Employee Shareholder’s employment relationship or consulting relationship, as the case may be, with Parent terminates, for any reason whatsoever, whether due to voluntary or involuntary action, death, disability or otherwise, the Parent shall have the right to repurchase at the Repurchase Price all or any portion of the shares of Restricted Equity Consideration that are not already vested (after giving effect to the acceleration provided for in Section 7.8, if applicable), which right may be exercised at any time and from time to time within ninety (90) days after the date of such termination.

(b) Parent may exercise its right of repurchase of such shares of Restricted Equity Consideration held by such Employee Shareholder by providing written notice to such

Employee Shareholder stating the number of shares to be repurchased, at a purchase price of $.01 per share (the “Repurchase Price”) and the date (the “Repurchase Date”) such repurchase shall occur (which shall be a date not fewer than ten (10) and not more than thirty (30) days from the date of such notice). On the Repurchase Date, Parent shall deliver the Repurchase Price to such Employee Shareholder, by check or wire of immediately available funds, against delivery of the certificate or certificates representing the shares to be repurchased and duly endorsed stock powers.

7.10 Financial Statements. At the request of the Parent at any time following the Closing, the Shareholders shall use their reasonable best efforts and shall cooperate to facilitate an audit by Parent’s independent auditor of the financial statements of the Company for the periods as requested by the Parent (the “Audit”) to have been completed promptly to Parent’s reasonable satisfaction at Parent’s sole expense. The Shareholders shall promptly deliver a customary management representation letter in connection with the completion of such Audit. The Shareholders agree as requested by Parent from time to time, after the Closing Date to use reasonable best efforts to assist Parent in promptly obtaining the consent of the Parent’s independent auditor to include such auditor’s report on the foregoing in any and all Parent SEC filings. In the event of a breach of this Section 7.10 by the Shareholders, Parent shall be entitled to disbursement to it of the entire amount of the Cash Escrow and the Stock Escrow.

7.11 Termination of Shareholder Voting Agreements. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Shareholder Voting Agreements and all other investor rights granted by the Company to its Shareholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, and (ii) deliver all required notifications of the transactions contemplated hereby to the Shareholders of Company Common Stock and Company Stock Rights.

7.12 Exercise and Termination of Company Stock Rights.

(a) Promptly after the date of this Agreement, the Company shall deliver proper notice to each holder of a Company Option pursuant to the Company Option Plan informing such holder of the effect of the transactions contemplated herein on the Company Options. Prior to the Closing, the Company shall take all action necessary to (i) terminate the Company Option Plan, and (ii) terminate or cause to be exercised in full each Company Option still outstanding as of immediately prior to the Closing.

(b) The Company shall take all action necessary to ensure that all Company Stock Rights are either (i) exercised in full and the exercise price with respect thereto is delivered to the Company in cash or by check prior to the Closing or (ii) terminated as of immediately prior to the Closing.

7.13 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company as Parent designates in writing, effective as of the Effective Time.

ARTICLE VIII

COVENANTS OF THE PRINCIPAL SHAREHOLDERS

Each of the Ari Jacoby and Todd Lieberman (together, the “Principal Shareholders”) hereby agrees that for a period of two (2) years following the Closing Date, that he will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or shareholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity involving business to business and business to consumer pay per call technologies, media call tracking and analytics (excepting only the ownership of not more than 1% of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market) (“Competitive Activity”). Each of the Principal Shareholders agrees that, for a period of two (2) years following the Closing Date hereof, he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Company that were such with respect to the Company at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Parent at any time during the one (1) year immediately following the date hereof. Such Principal Shareholder’s obligations under this Article VIII shall survive termination of cessation of his, her or its employment or consultancy with the Company (if applicable).

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF

THE PARENT AND ACQUISITION CORP.

The obligation of the Parent and Acquisition Corp. to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and Acquisition Corp. in their sole discretion):

9.1 Representations and Warranties True. The representations and warranties of the Company which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing, provided that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date as if made at and as of such date, and except for (a) changes expressly contemplated by this Agreement, and (b) where the failure to be so true and correct has not had, and would not reasonably be expected to have a Company Material Adverse Effect (i) the Company shall have delivered to the Parent and Acquisition Corp. a certificate (signed on behalf of the Company by the Chief Executive Officer of the Company) to that effect with respect to all such representations and warranties made by the Company, and (ii) the Primary Shareholders shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such representations and warranties made by the Primary Shareholders.

9.2 Performance. The Company and the Primary Shareholders shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing (i) the Company shall have delivered to the Parent and Acquisition Corp. a certificate (duly executed on behalf of the Company by the Chief Executive Officer of the Company) to that effect with respect to all such obligations required to have been performed or complied with by the Company on or before the Closing Date, and (ii) the Primary Shareholders shall have executed and delivered to the Parent and Acquisition Corp. a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Primary Shareholders on or before the Closing Date.

9.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any Person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

9.4 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Primary Shareholders in connection with the Merger and the transactions contemplated by this Agreement as set forth on Schedule 9.4 attached hereto shall have been obtained and shall be in full force and effect.

9.5 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to Parent:

(a) Executive Employment Agreements, in the form attached hereto as Exhibit E, executed by each of Ari Jacoby and Todd Lieberman;

(b) Confidentiality, Assignment of Inventions and Employment-at-Will Agreements for consultants and employees, in a form satisfactory to Parent, executed by each of the employees of the Company;

(c) the Escrow Agreement, duly executed by the Escrow Agent;

(d) the Company shall have delivered to the Parent and to the IRS notices that the Stock is not a “U.S. Real Property Interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Shareholders shall have delivered to the Parent certifications that they are not foreign Persons in accordance with the Treasury Regulations under Section 1445 of the Code;

(e) each of the Shareholders shall deliver to Escrow Agent a Form W-9 or Form W-8, as appropriate, on the Closing and prior to any payment of the Merger Consideration. Each Shareholder shall furnish Parent with an affidavit, stating, under penalty of perjury, the Shareholder’s United States taxpayer identification number;

(f) resignations of all officers and directors of the Company as of the Effective Time; and

(g) a general release in form satisfactory to the Parent of the Company, Parent and their respective Affiliates executed by Everett Wallace (the “Release”).

9.6 Shareholder Approval; Dissenter’s Rights. Shareholders holding at least 100% of the outstanding shares of Company Common Stock shall have approved this Agreement, and the transactions contemplated hereby and thereby. None of the Shareholders shall have exercised, or have continuing rights to exercise, appraisal or dissenters’ rights under the PBCL with respect to the transactions contemplated by this Agreement.

9.7 Delivery of Certificates for Cancellation. The certificates representing 100% of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall have been surrendered for cancellation accompanied by duly executed letters of transmittal.

9.8 Certificates of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Merger to be filed with the Secretary of State of the State of Delaware and Secretary of State of the Commonwealth of Pennsylvania in connection with the Merger.

9.9 Termination. The Company shall have terminated each of those agreements listed on Schedule 9.9 to this Agreement and each such agreement shall be of no further force or effect.

9.10 Supporting Documents. The Company shall have delivered to the Parent a certificate (i) of the Secretary of State of the Commonwealth of Pennsylvania dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company; and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the Articles of Incorporation of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of such Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Shareholders of the Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto.

9.11 Release of Liens. The Company shall have obtained to the satisfaction of Parent, the releases from creditors needed to terminate any security interests in any assets of the Company granted by the Company.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SHAREHOLDERS

The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Shareholders in their sole discretion):

10.1 Representations and Warranties True. The representations and warranties of the Parent contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing the Parent shall have delivered to the Company and Shareholders a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer) to that effect with respect to all such representations and warranties made by such entity.

10.2 Performance. The Parent and Acquisition Corp. shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing the Parent and Acquisition Corp. shall have delivered to the Company and Shareholders a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Acquisition Corp. signed on its behalf by its President) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

10.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any Person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent and/or Acquisition Corp. which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

10.4 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by Parent and/or Acquisition Corp. in connection with the Merger and the transactions contemplated by this Agreement (including those identified on Schedule 5.3, if any) shall have been obtained and shall be in full force and effect.

10.5 Additional Agreements. The Parent shall have executed and delivered counterparts of the Executive Employment Agreements referred to in Section 9.5(a) hereof and the Escrow Agreement referred to in Section 9.5(c) hereof, together with counterparts signed by the Escrow Agent.

10.6 Merger Consideration; Escrow Deposit.

(a) At the Closing, the Parent shall deliver and Escrow Agent shall distribute the Merger Consideration in accordance with Section 2.3.

(b) At Closing, Parent shall deliver to the Escrow Agent the Cash Escrow at Closing by wire.

10.7 Certificates of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Merger to be filed with the Secretary of State of the State of Delaware and Secretary of State of Commonwealth of Pennsylvania in connection with the Merger.

10.8 Supporting Documents.

(a) The Parent shall have delivered to the Company and the Shareholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of Parent, and (ii) a certificate of the Secretary of the Parent, dated the Closing Date, certifying on behalf of the Parent (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of Parent as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of Parent this Agreement and the other agreements related hereto.

(b) Acquisition Corp. shall have delivered to the Company and the Shareholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the legal existence and good standing of Acquisition Corp., (ii) a certificate of the Secretary of Acquisition Corp., dated the Closing Date, certifying on behalf of Acquisition Corp. (x) that attached thereto is a true and complete copy of the By-Laws of such Acquisition Corp. as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the sole director and sole stockholder of such Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger; and (z) to the incumbency and specimen signature of each officer of Acquisition Corp. executing on behalf of Acquisition Corp. this Agreement and the other agreements related hereto.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the written consent of the Company and the Parent;

(b) by either the Company or the Parent:

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Effective Time shall not have occurred on or before October 1, 2007; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach (i) is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach, and (ii) has a Material Adverse Effect on the Company.

(c) by the Parent if the Company is unable to deliver the Release at Closing.

11.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no Liability on the part of any of the parties hereto or (in the case of the Company, the Parent and Acquisition Corp.) their respective officers or directors, except for Sections 2.8, 2.9, 7.5, 11.3 and 14.6, and the last sentence of Section 7.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from Liability for a breach of this Agreement prior to the termination hereof. The obligations of the Confidentiality Agreement shall remain in full force and effect and shall survive any termination or expiration of the Agreement.

11.3 Termination Fee. If Parent or the Company shall have terminated this Agreement pursuant to Section 11.1(b), Parent shall pay to Company a fee of $3,500,000 (the “Break-Up Fee”), except if due to an intentional misrepresentation or omission, fraud or willful misconduct of the Company or a Company Affiliate.

ARTICLE XII

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

12.1 Indemnity Obligations. (a) Subject to Sections 12.3 and 12.4 hereof, each of the Shareholders by adoption of this Agreement and approval of the transactions contemplated hereby, jointly and severally agree to indemnify and hold the Parent (including its representatives and Affiliates) harmless from, and to reimburse the Parent for, any Losses directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in Article III of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; and (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company and the Shareholders which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VIII of this Agreement.

(b) Subject to Sections 12.3 and 12.4 hereof, each of the Shareholders by adoption of this Agreement and approval of the Merger, severally and not jointly agree to indemnify and hold the Parent (including its representatives and Affiliates) harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the respective Shareholder set forth in Article IV of this Agreement, or any Schedule or certificate delivered by the respective Shareholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the respective Shareholder which are contained in this Agreement or any agreement entered into in connection herewith, including, without limitation, the covenants set forth in Article VIII of this Agreement.

12.2 Notification of Claims.

(a) Subject to the provisions of Section 12.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 12.1, the Parent shall provide the Shareholders and, if such indemnity is sought against a Shareholder pursuant to Section 12.1(b), the Shareholder against whom indemnification is sought, with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Shareholders, and if applicable such Shareholder, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Shareholders, and if applicable such Shareholder, with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b) The Shareholders and, if such indemnity is sought against a Shareholder pursuant to Section 12.1(b), the Shareholder against whom indemnification is sought, shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided, however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Shareholders or, if applicable, such Shareholder, shall be borne by the Shareholders with respect to indemnification sought pursuant to Section 12.1(a) and by the Shareholders against whom indemnification is sought with respect to indemnification sought pursuant to Section 12.1(b); provided, such expenses shall be paid from the Escrow Deposit for indemnification sought pursuant to Section 12.1(a) and from the Pro Rata Portion of the Escrow Deposit attributable to the Shareholders against whom indemnification is sought pursuant to Section 12.1(b). Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Shareholders, or, if applicable, the Shareholder, which consent shall not be unreasonably withheld. In the event that the Shareholders, or, if applicable, the Shareholder, has consented in writing to any such settlement, adjustment or compromise, the Shareholders shall have no power or authority to object to the amount of any claim by Parent against the Escrow Deposit for indemnification of Losses with respect to such settlement, adjustment or compromise.

(c) Notwithstanding the other provisions of this Section 12.2, if a third party asserts (other than by means of a lawsuit) that Parent or Surviving Corporation is liable to such third party for a monetary or other obligation for which Parent expects to seek indemnification pursuant to this Article XII, and Parent reasonably determines that it has a valid business reason to fulfill such obligation, then (i) Parent shall be entitled to satisfy such obligation, without prior notice to or consent from the Shareholders, (ii) Parent may subsequently make a claim for indemnification in accordance with the provisions of this Article XII, and (iii) Parent shall be reimbursed, in accordance with the provisions of this Article XII, for any such Losses for which it is entitled to indemnification pursuant to this Article XII (subject to the right of the Shareholders to dispute the Parent’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article XII).

12.3 Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date and also as provided in the immediately following sentence, all Indemnifiable Matters shall expire on the one (1) year anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, (a) Indemnifiable Matters arising from breaches of the covenants contained in Article VIII shall survive the Closing Date until the two (2) year anniversary of the Closing Date; (b) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.16 and Article IV, shall each survive the Closing Date until the three (3) year anniversary of the Closing Date; (c) Indemnifiable Matters arising from breaches of the representation and warranties set forth in Section 3.12 shall survive the Closing Date until the three (3) year anniversary of the Closing Date (the “Section 3.12 Indemnifiable Matters”); and (d) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Section 3.10 and the covenant contained in Section 7.7 shall survive the Closing Date until the six (6) year anniversary of the Closing Date (all such obligations in (a), (b), (c) and (d), collectively, the “Excluded Obligations”). Notwithstanding the foregoing, claims for breaches of the representations and warranties relating to or arising from fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

12.4 Escrow. The Escrow Deposit shall be held by the Escrow Agent for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are the subject to a Claims Notice delivered prior to the Escrow Release Date. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with an Escrow Agreement. If the Closing occurs, Parent agrees that the right to indemnification pursuant to this Article XII shall constitute Parent’s sole and exclusive remedy and recourse against the Shareholders for Losses attributable to any Indemnifiable Matters. Except with respect to the Excluded Obligations the maximum aggregate liability of any Shareholder individually shall be limited to such Shareholder’s Pro Rata Portion of the Escrow Deposit and the maximum aggregate liability of the Shareholders collectively for the Excluded Obligations (other than the Section 3.12 Indemnifiable Matters) shall be limited to the Cash Consideration (and for the

Employee Shareholders also the value of the Restricted Equity Consideration) and of any Shareholder individually for the Excluded Obligations (other than the Section 3.12 Indemnifiable Matters) shall be limited to such Shareholder’s Pro Rata Portion of the Losses up to the aggregate amount of the Cash Consideration which such Shareholder is entitled (and for an Employee Shareholder the value of his share of the Restricted Equity Consideration). The maximum aggregate liability of the Stockholders for the Section 3.12 Indemnifiable Matters shall be limited as follows: (a) for Section 3.12 Indemnifiable Matters arising during the period beginning on the Closing Date and continuing until the twelve (12) month anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of Five Million Dollars ($5,000,000), (b) for Section 3.12 Indemnifiable Matters arising during the period beginning on the day after the twelve (12) month anniversary of the Closing Date and continuing until the eighteen (18) month anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of Four Million Dollars ($4,000,000), (c) for Section 3.12 Indemnifiable Matters arising during the period beginning on the day after the eighteen (18) month anniversary of the Closing Date and continuing until the twenty-four (24) month anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of Three Million Dollars ($3,000,000), (d) for Section 3.12 Indemnifiable Matters arising during the period beginning on the day after the twenty-four (24) month anniversary of the Closing Date and continuing until the thirty (30) month anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of $Two Million Dollars ($2,000,000), and (e) for Section 3.12 Indemnifiable Matters arising during the period beginning on the day after the thirty (30) month anniversary of the Closing Date and continuing until the thirty six (36) month anniversary of the Closing Date, the maximum liability of each Stockholder shall be limited to such Stockholder’s Pro Rata Portion of One Million Dollars ($1,000,000). For the purposes of this Agreement, “Pro Rata Portion” of a Shareholder as to any Losses or as to the Escrow Deposit shall be equal to the percentage of the Merger Consideration to which such Shareholder is entitled as set forth on Schedule 2.3. For purposes of Article XII, the Restricted Equity Consideration shall be valued (irrespective of vesting) based on the Closing Market Price, and as to shares not yet vested pursuant to Section 7.8 the Employee Shareholders’ liability with respect thereto shall be limited to forfeiting such unvested shares.

12.5 Registration Rights. The provisions of Section 13.5 hereof and not this Article XII shall govern any claim for indemnification pursuant to Article XIII.

12.6 Limitations. Notwithstanding anything to the contrary contained herein, the Shareholders shall have no liability for indemnification pursuant to this Article XII for Indemnifiable Matters arising from breaches of any representations and warranties set forth in Article III until the aggregate Losses are in excess of $100,000, at which point the Shareholders shall only be liable for the amount of the Losses in excess of such amount.

12.7 No Contribution. The Shareholders hereby waive, acknowledge and agree that the Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution or right of indemnity against the Parent, Acquisition Corp. or Surviving Corporation in connection with any indemnification payments which the Shareholders are required to make under this Article XII. Nothing in this Article XII shall limit a Shareholder’s right of contribution or right of indemnity from another Shareholder.

12.8 Treatment of Indemnity Payments. All payments made pursuant to this Article XII pertaining to any indemnification obligations shall be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE XIII

REGISTRATION RIGHTS

13.1 Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Parent Common Stock issued as the Restricted Equity Consideration and for purposes of this Article XIII as well as Section 4.2 the term “Shareholders” shall mean the Employee Shareholders.

13.2 Required Registration. Parent shall use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the Registrable Shares (the “Registration Statement”) within thirty (30) days of the Closing Date and shall use reasonable best efforts to effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or “blue sky” Laws and compliance with any other applicable governmental requirements or regulations) as the Shareholders may reasonably request and that would permit or facilitate the sale of Registrable Shares (provided however that Parent shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction).

13.3 Effectiveness; Suspension Right.

(a) Parent will use its best efforts to cause the Registration Statement to become effective under the Securities Act (including without limitation the filing of any amendments or other documents necessary for such effectiveness) and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

(b) Following such date as the Registration Statement is first declared effective, the Shareholders will be permitted to offer and sell the Registrable Shares registered therein during the registration effective period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended, provided that the Restricted Equity Consideration may only be offered and sold to the extent vested pursuant to Section 7.8.

(c) Notwithstanding any other provision of this Article XIII, Parent shall have the right at any time to require that the Shareholders suspend further open market offers and sales of Registrable Shares pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Parent, upon written advice of counsel, there is in existence material undisclosed information or events with respect to Parent (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at the earliest time that such disclosure would not have a material adverse effect on Parent, as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Shareholders written notice of any such suspension and will use its best efforts to minimize the length of the suspension.

13.4 Expenses. The costs and expenses to be borne by Parent for purposes of this Article XIII shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the Shareholders), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees (if any) and disbursements of counsel for the Shareholders.

13.5 Indemnification.

(a) To the extent permitted by Law, Parent will indemnify and hold harmless the Shareholders, any underwriter (as defined in the Securities Act) for the Shareholders, its officers, directors, shareholders or partners and each Person, if any, who controls the Shareholders or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state or incorporate by reference therein a material fact required to be stated or incorporated by reference therein, or necessary to make the statements included or incorporated by reference therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities Law; and Parent will pay to such Shareholders, underwriter or controlling Person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, Liability, or action; provided, however, that the indemnity agreement contained in this Section 13.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability, or action if such settlement is effected without the consent of Parent (which consent may not be unreasonably withheld); nor shall Parent be liable in any such case for any such loss, claim, damage, Liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished by such Shareholders expressly for use in the Registration Statement, or (ii) a Violation that would not have occurred if the Shareholders had delivered to the purchaser the version of the Prospectus most recently provided by Parent to the Shareholders as of a date prior to such sale.

(b) To the extent permitted by Law, each Shareholder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each Person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, and any controlling Person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state Law, insofar as, and only to the extent that, such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of such Shareholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of such Shareholder to deliver the most current prospectus provided by Parent prior to the date of such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Shareholder expressly for use in the Registration Statement or such Violation is caused by such Shareholder’s failure to deliver to the purchaser of such Shareholder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Shareholders by Parent prior to the date of the sale; and such Shareholder will pay any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 13.5(b) in connection with investigating or defending any such loss, claim, damage, Liability, or action; provided, however, that the indemnity agreement contained in this Section 13.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, Liability or action if such settlement is effected without the consent of such Shareholder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution Liability of such Shareholder under this Section 13.5(b) shall not exceed the net proceeds received by such Shareholder in connection with sale of shares pursuant to the Registration Statement.

(c) Each Person entitled to indemnification under this Section 13.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 13.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) To the extent that the indemnification provided for in this Section 13.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, Liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, Liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one had and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, Liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue of alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

13.6 Procedures for Sale of Shares Under Registration Statement.

(a) Notice and Approval. If a Shareholder shall propose to sell Registrable Shares pursuant to the Registration Statement, he, she or it shall notify Parent of its intent to do so (including the proposed manner and timing of all sales) at least one (1) full trading day prior to such sale, and the provision of such notice to Parent shall conclusively be deemed to reestablish and reconfirm an agreement by such Shareholder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Shareholder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such one (1) trading-day period, Parent may refuse to permit such Shareholder to resell any Registrable Shares pursuant to the Registration Statement; provided, however, that in order to exercise this right, Parent must deliver a certificate in writing to such Shareholder to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then-current form without the addition of material, non-public information about Parent, could constitute a violation of the federal securities Laws.

(b) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by a Shareholder in a transaction that is not exempt under the Securities Act, such Shareholder, in addition to complying with any other federal securities Laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Parent covering the Registrable Shares in the form furnished to the Shareholders by Parent to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

(c) Copies of Prospectuses. Subject to the provisions of this Section 13.6, when a Shareholder is entitled to sell and gives notice of its intent to sell Registrable Shares pursuant to the Registration Statement, Parent shall, within two (2) trading days following the request, furnish to such Shareholder a reasonable number of copies of a supplement to or in amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to such Shareholder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading or incomplete in the light of the circumstances then existing.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

14.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

14.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 14.3):

(a)	if to the Company or the Shareholders, to:

VoiceStar, Inc.

1315 Walnut Street, Suite 1532

Philadelphia, PA 19107

Attention: Todd Lieberman, Chief Executive Officer

with copies to:

Gunderson Dettmer

155 Constitution Drive

Menlo Park, CA 94025

Attention: Ivan A. Gaviria, Esq.

(b)	if to the Parent or Acquisition Corp., to:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Attention: Ethan A. Caldwell, General Counsel

with copies to:

DLA Piper US LLP

33 Arch Street, 26th floor

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the Person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

14.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by Parent to any successor to its business or to any Affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

14.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any Person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article XII.

14.6 Public Announcements. Promptly after the Effective Time, the Parent shall issue a press release in such form as reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by Law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq National Market companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

14.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

14.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the mutual confidentiality and non-disclosure agreement entered into between the Parent and the Company dated July 17, 2007 (the “Confidentiality Agreement”). This Agreement supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the Confidentiality Agreement (subject to the disclosure requirements of any applicable Laws and/or governmental regulations).

14.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof and, as to all other matters, shall be governed by and construed with the laws of the State of Washington, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Seattle, Washington and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

14.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any Law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at Law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

14.12 Specific Performance. In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

14.13 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Wherever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular and all words herein in any gender shall be deemed to include the masculine, feminine and neutral genders. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

14.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XV

DEFINITIONS

15.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquisition Corp.” has the meaning set forth in Article 1.1 of this Agreement.

“Acquisition Expenses” means all fees and expenses accrued or incurred by the Company in connection with the Merger or the other transactions contemplated by this Agreement, including all legal, accounting, investment banking (including fees to the Persons set forth on Schedule 3.20 and the expenses provided for in Section 7.5), tax and financial advisory and all other fees and expenses of third parties accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

“Acquisition Transaction” has the meaning set forth in Article 6.3 of this Agreement.

“Acts” means the Securities Act and Exchange Act collectively.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Audit” has the meaning set forth in Article 7.10 of this Agreement.

“Balance Sheet” has the meaning set forth in Article 3.6 of this Agreement.

“Break-Up Fee” has the meaning set forth in Article 11.3 of this Agreement.

“Cash Consideration” has the meaning set forth in Article 2.1 of this Agreement.

“Certificates of Merger” has the meaning set forth in Article 1.2 of this Agreement.

“Change of Control” means (x) an event when any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act, except for an existing shareholder of Parent as of the date hereof, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the voting power of the Parent’s then outstanding securities, other than as a result of the purchase of equity securities directly from the Parent in connection with a financing transaction; (y) the consummation of a merger or consolidation of the Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Parent immediately prior to such merger, consolidation or other reorganization; or (z) the Parent sells, transfers or otherwise disposes of (in one transaction or a series of related transactions) all or substantially all of its respective assets or adopts any plan or proposal for its liquidation or dissolution. A Change of Control shall not occur if the person, surviving entity, or transferee is a wholly-owned (direct or indirect) subsidiary of Parent; provided, however, that a Change of Control shall occur upon a Change of Control of such wholly-owned subsidiary.

“Claim Notice” has the meaning set forth in Article 12.2 of this Agreement.

“Claim Payment Due Date” has the meaning set forth in Article 7.7 of this Agreement.

“Closing” has the meaning set forth in Article 2.1 of this Agreement.

“Closing Date” has the meaning set forth in Article 1.2 of this Agreement.

“Closing Market Price” means the average of (a) the average of last quoted sale price for shares of Parent Common Stock on The Nasdaq National Market for the ten (10) trading days immediately prior to the Closing Date, and (b) the average of the last quoted sale price for shares of Parent Common Stock on The Nasdaq National Market for the ten (10) trading days immediately prior to the date of this Agreement.

“Code” has the meaning set forth in the preamble to this Agreement.

“Common Stock” means shares of Company Common Stock, $0.00001 par value per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article II of this Agreement.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material Liability, contingent or otherwise.

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on, or result in a material adverse change in, as the case may be, the business, operations, properties, condition (financial or otherwise), assets, liabilities or results of operations of the Company, or (b) would prevent or materially delay the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from (i) any changes in general economic, regulatory or political conditions, and (ii) any changes or events generally affecting the industry in which the Company operates, unless in any such instance such change or effect described in (i) or (ii) impacts the Company in a materially disproportionate manner relative to a preponderance of the other similar entities impacted by such change.

“Company Option” has the meaning set forth in Article 1.2 of this Agreement.

“Company Option Plan” has the meaning set forth in Article 3.4 of this Agreement.

“Company Stock Rights” means (i) all outstanding Company Options, (ii) all outstanding Company Warrants, and (iii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Common Stock or that are or may become convertible into or exchangeable for any shares of Company Common Stock or another Company Stock Right.

“Company Warrant” has the meaning set forth in Article 3.4 of this Agreement.

“Competitive Activity” has the meaning set forth in Article VIII of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Article 14.9 of this Agreement.

“Data” has the meaning set forth in Article 3.6 of this Agreement.

“DGCL” has the meaning set forth in Article 1.1 of this Agreement.

“Dissenting Shares” has the meaning set forth in Article 1.2 of this Agreement.

“DOL” means the United States Department of Labor.

“Effective Time” has the meaning set forth in Article 1.2 of this Agreement.

“Employee” or ‘Employees” means any current or retired employee, officer, or director of the Company.

“Employee Shareholders” has the meaning set forth in Article 7.8 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” has the meaning set forth in Article 2.7 of this Agreement.

“Escrow Agreement” has the meaning set forth in Article 2.7 of this Agreement.

“Escrow Deposit” has the meaning set forth in Article 2.7 of this Agreement.

“Escrow Release Date” has the meaning set forth in Article 12.3 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Ratio” has the meaning set forth in Article 1.2 of this Agreement.

“Financial Statements” has the meaning set forth in Article 3.6 of this Agreement.

“Fully Diluted Shares” has the meaning set forth in Article 1.2 of this Agreement.

“GAAP” has the meaning set forth in Article 3.6 of this Agreement.

“Governmental Entity” or “Governmental Entities” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

“Gross Up Payment” has the meaning set forth in Article 7.7 of this Agreement.

“Increased Taxes” has the meaning set forth in Article 7.7 of this Agreement.

“Increased Tax Dispute Notice” has the meaning set forth in Article 7.7 of this Agreement.

“Increased Tax Indemnity Claim” has the meaning set forth in Article 7.7 of this Agreement.

“Indemnifiable Matters” has the meaning set forth in Article 12.3 of this Agreement.

“Indemnified Party” has the meaning set forth in Article 13.5 of this Agreement.

“Indemnifying Party” has the meaning set forth in Article 13.5 of this Agreement.

“Initial Vesting Date” has the meaning set forth in Article 7.8 of this Agreement.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and other materials or supplies to be used or consumed by the Company in the production of finished goods.

“IRS” means the United States Internal Revenue Service.

“knowledge” means (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of Ari Jacoby and Todd Lieberman.

“Law” or “Laws” means any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, unaccrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Loans” has the meaning set forth in Article 2.9 of this Agreement.

“Losses” means any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever and whether or not arising from any Third Party Claim.

“Malware Software” means any program or file that is harmful to a computer user, including without limitation, computer viruses, worms, and Trojan horses.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Consideration” has the meaning set forth in Article 2.1 of this Agreement.

“Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” has the meaning set forth in Article 2.1 of this Agreement.

“Parent Disclosure Schedules” has the meaning set forth in the preamble of Article V to this Agreement.

“Parent Material Adverse Effect” means any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole.

“Parent Releasees” has the meaning set forth in Article 4.1 to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“PBCL” has the meaning set forth in Article 1.1 of this Agreement.

“Principal Shareholders” has the meaning set forth in Article VIII to this Agreement.

“Pro Rata Portion” has the meaning set forth in Article 12.4 to this Agreement.

“Purchase Price Allocation” has the meaning set forth in Article 7.7 of this Agreement.

“Registrable Shares” has the meaning set forth in Article 13.1 of this Agreement.

“Registration Statement” has the meaning set forth in Article 13.2 of this Agreement.

“Related Person” means any officer, director, Employee, consultant, Shareholder or Affiliate of the Company (including any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation, joint venture or other entity or enterprise in which any of such Persons has or has had an economic interest)

“Release” has the meaning set forth in Article 9.5 of this Agreement.

“Repurchase Date” has the meaning set forth in Article 7.9 of this Agreement.

“Repurchase Price” has the meaning set forth in Article 7.9 of this Agreement.

“Restricted Equity Consideration” has the meaning set forth in Article 7.8 of this Agreement.

“SEC” has the meaning set forth in Article 3.6 of this Agreement.

“SEC Filings” has the meaning set forth in Article 5.4 of this Agreement.

“Section 3.12 Indemnifiable Matters” has the meaning set forth in Article 12.3 of this Agreement.

“Section 338(h)(10) Election” has the meaning set forth in Article 7.7 of this Agreement.

“Section 338(h)(10) Election Form” has the meaning set forth in Article 7.7 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholder Voting Agreements” has the meaning set forth in Article 7.11 of this Agreement.

“Signing Loan” has the meaning set forth in Article 2.9 of this Agreement.

“Spyware” means programming that gathers information about a computer user without permission.

“Surviving Corporation” has the meaning set forth in Article 1.3 of this Agreement.

“Suspension Right” has the meaning set forth in Article 13.3 of this Agreement.

“Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any Affiliate, and including any transferee Liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any Liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any Liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any Liability.

“Tax Returns” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any Affiliate; and reports with respect to backup withholding and other payments to third parties.

“Third Party Claim” has the meaning set forth in Article 12.2 of this Agreement.

“Violation” has the meaning set forth in Article 13.5 of this Agreement.

“Working Capital Loan” has the meaning set forth in Article 2.8 of this Agreement.

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COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:

MARCHEX, INC.

By:	/s/ Russell C. Horowitz
Name:	Russell C. Horowitz
Title:	Chief Executive Officer

COMPANY:

VOICESTAR, INC.

By:	/s/ Todd Lieberman
Name:	Todd Lieberman
Title:	Chief Executive Officer

SHAREHOLDERS:

/s/ Todd Lieberman
Todd Lieberman

/s/ Ari Jacoby
Ari Jacoby